Exhibit 5.1

August 18, 2020

Akers Biosciences, Inc.

201 Grove Road

Thorofare, NJ 08086

Ladies and Gentlemen:

We have acted as counsel to Akers Biosciences, Inc., a New Jersey corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holder thereof of 500,000 shares of common stock of the Company (the “Common Stock”), no par value per share (the “Shares”), issued pursuant to a certain Settlement Agreement and General Release (the “SAGR”) by and between ChubeWorkx Guernsey Limited and the Company, dated as of August 3, 2020.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the amended and restated certificate of incorporation and bylaws, each as amended and/or restated as of the date hereof (“Company Charter Documents”), (ii) resolutions of the board of directors of the Company authorizing the issuance of the Shares, (iii) the Registration Statement and all exhibits thereto, and (iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the New Jersey Business Corporation Act, as currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza

26th Floor

New York, New York 10112

T (212) 659-7300

F (212) 918-8989

www.haynesboone.com